UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                              FORM U-13-60

                              ANNUAL REPORT

                             FOR THE PERIOD

       Beginning January 1, 1998 and Ending December 31, 1998

                                 TO THE

                 U.S. SECURITIES AND EXCHANGE COMMISSION

                                   OF


                          ENTERGY SERVICES, INC.
   ___________________________________________________________________
                    (Exact Name of Reporting Company)


A       Subsidiary                              Service Company
  ___________________________________________
     ("Mutual " or "Subsidiary")


Date of Incorporation   February 11, 1963
                        __________________

If not Incorporated, Date of Organization

State or Sovereign Power under which Incorporated or Organized    Delaware
                                                                ___________

Location of Principal Offices of Reporting Company

639 Loyola Avenue, New Orleans, Louisiana
____________________________________________

Name, title and address of officer to whom correspondence concerning this report should be addressed:


Mr. Nathan E. Langston      VP, Chief Accounting Officer
        (Name)                       (Title)


P.O. Box 61000, New Orleans, La. 70161
           (Address)

   Name of Principal Holding Company Whose Subsidiaries are served by
                           Reporting Company:

                           Entergy Corporation

                  INSTRUCTIONS FOR USE OF FORM U-13-60

1.   Time of Filing
     Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

2.   Number of Copies
     Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report becomes necessary.

3.   Period Covered by Report
     The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

4.   Report Format
     Reports  shall  be submitted on the forms prepared by  the  Commission.
     If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to each size.

5.   Money Amounts Displayed
     All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (Sec. 210.3-01 (b)).

6.   Deficits Displayed
     Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes (Regulation S-X, Sec. 210.3-01(c)).

7.   Major Amendments or Corrections
     Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

8.   Definitions
     Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

9.   Organization Chart
     The service company shall submit with each annual report a copy of its current organization chart.

10.  Methods of Allocation
     The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

11.  Annual Statement of Compensation for Use of Capital Billed
     The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.


                              2 of 27 Pages

              LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS


                                                           Schedule or        Page
         Description of Schedules and Accounts            Account Number     Number
Comparative Balance Sheet                                Schedule I           4-5
Service Company Property                                 Schedule II            6
Accumulated Provision for Depreciation and Amortization
  of Service Company Property                            Schedule III           7
Investments                                              Schedule IV            8
Accounts Receivable from Associate Companies             Schedule V             8
Fuel Stock Expenses Undistributed                        Schedule VI            9
Stores Expense Undistributed                             Schedule VII           9
Miscellaneous Current and Accrued Assets                 Schedule VIII         10
Miscellaneous Deferred Debits                            Schedule IX           10
Research, Development, or Demonstration Expenditures     Schedule X            10
Proprietary Capital                                      Schedule XI           11
Long-Term Debt                                           Schedule XII          12
Current and Accrued Liabilities                          Schedule XIII         13
Notes to Financial Statements                            Schedule XIV          13
Statement of Income                                      Schedule XV           14
Analysis of Billing - Associate Companies                Account 457           15
Analysis of Billing - Nonassociate Companies             Account 458           16
Analysis of Charges for Service - Associate and          Schedule XVI          17
  Nonassociate Companies
Schedule of Expense of Department or Service Function    Schedule XVII      18-19
Departmental Analysis of Salaries                        Various Accounts      20
Outside Services Employed                                Various Accounts      20
Employee Pensions and Benefits                           Various Accounts      21
General Advertising Expenses                             Various Accounts      21
Miscellaneous General Expenses                           Various Accounts      22
Rents                                                    Various Accounts      22
Taxes Other Than Income Taxes                            Various Accounts      23
Donations                                                Account 426.1         23
Other Deductions                                         Account 426.5         24
Notes to Statement of Income                             Schedule XVIII        24
Financial Data Schedule                                  Schedule XIX          25

     LISTING OF INSTRUCTIONAL FILING REQUIREMENTS
                                                                              Page
         Description of Reports or Statements                                Number

Organization Chart                                                             26
Methods of Allocation                                                          26
Annual Statement of Compensation for Use of Capital Billed                     26

                       Appendix
Information in compliance with Item 4 of SEC letter                          26-D
  dated December 29, 1986





                              3 of 27 Pages


                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                Schedule I - Comparative Balance Sheet

                            (In Thousands)

Give balance sheet of the Company as of December 31 of the current and prior year.

Account                       Assets and Other Debits
                                                                                   As of December 31
                                                                                 Current        Prior
         Service Company Property
  101    Service company property (Schedule II)                                $   177,775   $   165,986
  107    Construction work in progress (Schedule II)                                35,784        19,263
                                                                               -----------   -----------
             Total Property                                                    $   213,559   $   185,249
                                                                               -----------   -----------

  108    Less accumulated provision for depreciation and amortization of
          service company property (Schedule III)                                  131,018       109,167
                                                                               -----------   -----------
             Net Service Company Property                                      $    82,541   $    76,082
                                                                               -----------   -----------

         Investments

  123    Investments in associate companies (Schedule IV)                                -             -
  124    Other Investments (Schedule IV)                                                 -             -
                                                                               -----------   -----------
             Total Investments                                                 $         -   $         -
                                                                               -----------   -----------

         Current and Accrued Assets

  131    Cash                                                                        4,802         8,601
  134    Special deposits                                                              166           167
  135    Working funds                                                                 107           126
  136    Temporary cash investments (Schedule IV)                                   10,169        25,202
  141    Notes receivable                                                                -           121
  143    Accounts receivable                                                         5,832        13,996
  144    Accumulated provision of uncollectible accounts                                 -             -
  146    Accounts receivable from associate companies (Schedule V)                 101,987        75,606
  152    Fuel stock expenses undistributed (Schedule VI)                                 -             -
  154    Materials and supplies                                                          -             1
  163    Stores expense undistributed (Schedule VII)                                    (1)            6
  165    Prepayments                                                                    15            22
  174    Miscellaneous current and accrued assets (Schedule VIII)                    1,285           512
                                                                               -----------   -----------
             Total Current and Accrued Assets                                     $124,362      $124,360
                                                                               -----------   -----------


         Deferred Debits

  181    Unamortized debt expense                                                        -             2
  182    Other regulatory assets                                                        31             -
  184    Clearing accounts                                                            (590)           14
  186    Miscellaneous deferred debits (Schedule IX)                                 8,417        10,398
  188    Research, development, or demonstration expenditures (Schedule X)               -             -
  190    Accumulated deferred income taxes                                          13,992        15,386
                                                                               -----------   -----------
             Total Deferred Debits                                             $    21,850   $    25,800
                                                                               -----------   -----------

             TOTAL ASSETS AND OTHER DEBITS                                     $   228,753   $   226,242
                                                                               ===========   ===========

                                4 of 27 pages


                    ANNUAL REPORT OF ENTERGY SERVICES, INC.

                    Schedule I - Comparative Balance Sheet

                               (In Thousands)

Account              Account Liabilities and Proprietary Capital
                                                                                   As of December 31
                                                                                 Current        Prior
          Proprietary Capital
  201     Common stock issued (Schedule XI)                                      $      20     $      20
  211     Miscellaneous paid-in-capital (Schedule XI)                                    -             -
  215     Appropriated retained earnings (Schedule XI)                                   -             -
  216     Unappropriated retained earnings (Schedule XI)                                 -             -
                                                                               -----------   -----------
             Total Proprietary Capital                                          $       20    $       20
                                                                               -----------   -----------

          Long-Term Debt

  223     Advances from associate companies (Schedule XII)                               -             -
  224     Other long-term debt (Schedule XII)                                            -             -
  225     Unamortized premium on long-term debt                                          -             -
  226     Unamortized discount on long-term debt-debit                                   -             -
                                                                               -----------   -----------
             Total Long-Term Debt                                                $       -      $      -
                                                                               -----------   -----------

          Current and Accrued Liabilities

  231     Notes payable                                                                  -             -
  232     Accounts payable                                                          57,891        94,720
  233     Notes payable to associate companies (Schedule XIII) (See Note 3)         62,156        29,104
  234     Accounts payable to associate companies (Schedule XIII)                   27,472        20,287
  236     Taxes accrued                                                             12,391           270
  237     Interest accrued                                                               -             -
  238     Dividends declared                                                             -             -
  241     Tax collections payable                                                      448           247
  242     Miscellaneous current and accrued liabilities (Schedule XIII)              9,551         8,044
                                                                               -----------   -----------
             Total Current and Accrued Liabilities                                $169,909      $152,672
                                                                               -----------   -----------


          Deferred Credits

  253     Other deferred credits (See Note 8)                                       49,019        61,443
  255     Accumulated deferred investment tax credits                                2,700         2,733
                                                                               -----------   -----------
              Total Deferred Credits                                           $    51,719    $   64,176
                                                                               -----------   -----------

  282     Accumulated Deferred Income Taxes                                          7,105         9,374

                                                                               -----------   -----------

              TOTAL LIABILITIES AND PROPRIETARY CAPITAL                        $   228,753    $  226,242
                                                                               ===========   ===========



                                5 of 27 pages


                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1998

                Schedule II - Service Company Property

                            (In Thousands)
                                               Balance at            Retirements            Balance
                                               Beginning                 or      Other (1)  at Close
                       Description              of Year   Additions     Sales     Changes   of Year

Service Company Property

Account
   301     Organization                         $       -   $      -      $    -     $    -    $    -
   303     Miscellaneous Intangible Plant           8,277      2,045           -          -    10,322
   304     Land and Land Rights                     1,708          -           -          -     1,708
   305     Structures and Improvements              8,878         47           -          -     8,925
   306     Leasehold Improvements                   8,263      2,535           -          -    10,798
   307     Equipment (2)                          104,010      4,896           -          -   108,906
   308     Office Furniture and
           Equipment                               25,297      2,268           -         (2)    27,563
   309     Automobiles, Other Vehicles
           and Related Garage Equipment               154          -           -          -       154
   310     Aircraft and Airport Equipment           9,399          -           -          -     9,399
   311     Other Service Company
           Property (3)                                 -          -           -          -         -
                                                 ----------------------------------------------------
                                     SUB-TOTAL    165,986     11,791           -         (2)  177,775
   107     Construction Work in Progress (4)       19,263     28,312      11,791          -    35,784
                                                 ----------------------------------------------------
                                         TOTAL   $185,249   $ 40,103     $11,791   $     (2) $213,559
                                                 ====================================================
(1) Provide an explanation of those changes considered material:
      Reclassifications of property.


(2) Subaccounts are required for each class of equipment owned. The service company shall provide a listing by subaccount of equipment additions during the year and the balance at the close of the year:

                                                           Balance at
                                               Additions    Close of
Subaccount Description                                         Year
Microwave Equipment
  General Office                                   $141       $6,999
  Computer Center                                   337        4,968
  System Operations Center                            -           78

EDP Equipment
  General Office                                  3,187       51,924
  Computer Center                                 1,231       26,727
  System Operations Center                            -       18,210
                                                 ------     --------
                                 TOTAL           $4,896     $108,906
                                                 ======     ========
(3) Describe other service company property:


(4) Describe construction work in progress: Primarily computer equipment, computer software upgrades and leasehold improvements.



                                6 of 27 pages


                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1998

  Schedule III - Accumulated Provision for Depreciation and Amortization
                      of Service Company Property

                            (In Thousands)

                                          Balance at   Additions                   Other       Balance
                                          Beginning    Charged to               Changes Add    at Close
                   Description             of Year    Account 403  Retirements  (Deduct) (1)   of Year

 Account
  301     Organization                       $      -   $        -   $       -         $   -   $       -
  303     Miscellaneous Intangible Plant        6,290        2,542                        (4)      8,828
  304     Land and Land Rights
  305     Structures and Improvements             889          212           -            30       1,131
  306     Leasehold Improvements                3,205          916           -           113       4,234
  307     Equipment                            76,252       13,616           -          (209)     89,659
  308     Office Furniture and Fixtures        17,137        3,754           1             3      20,893
  309     Automobiles, Other Vehicles
          and Related Garage Equipment            619            6           -             4         629
  310     Aircraft and Airport Equipment        4,775          834           -            35       5,644
  311     Other Service Company
          Property                                  -            -           -             -           -
                                           -------------------------------------------------------------
                                   TOTAL   $  109,167      $21,880  $        1       $   (28)  $ 131,018
                                           =============================================================
(1) Provide an explanation of those changes considered material:



                  ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 1998

                        Schedule IV - Investments

                              (In Thousands)

Instructions:
  Complete the following schedule concerning investments.

  Under Account 124 "Other Investments," state each investment separately, with description, including, the name of issuing company, number of shares or principal amount, etc.

  Under Account 136, "Temporary Cash Investments," list each investment separately.

                                                 Balance at   Balance at
                               Description         Beginning    Close of
                                                  of Year        Year

Account 123 - Investment in Associate Companies    $     -       $      -

Account 124 - Other Investments                          -              -

Account 136 - Temporary Cash Investments -               -              -
     Money Pool  (See Note 3)
   Temporary Cash Investments - Federated           25,202         10,169
     Investment
                                                  --------      ---------
                                          TOTAL   $ 25,202      $  10,169
                                                  ========      =========

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1998

        Schedule V - Accounts Receivable from Associate Companies

                             (In Thousands)

Instructions:
  Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

                                                 Balance at   Balance at
                               Description         Beginning    Close of
                                                  of Year        Year

Account 146 - Accounts Receivable from
     Associate Companies

See page 8-A                                       $   75,606  $  101,987

                                                   ----------  ----------
                                          TOTAL    $   75,606  $  101,987
                                                   ==========  ==========
                                                                 Total
                                                               Payments
Analysis of Convenience or Accommodation
Payments:
See page 8-A                                                     $  2,524

                                                                 --------
                                              TOTAL PAYMENTS     $  2,524
                                                                 ========
                              8 of 27 pages

              ANNUAL REPORT OF ENTERGY SERVICES, INC.

               For the Year Ended December 31, 1998

      Schedule V - Accounts Receivable from Associate Companies

                            (In Thousands)

                                                  Balance at   Balance at
                               Description         Beginning    Close of
                                                    of Year        Year

Account 146 - Accounts Receivable from Associate Companies

Entergy Arkansas, Inc.                            $    12,115  $   14,217
Entergy Louisiana, Inc.                                20,323      21,787
Entergy Mississippi, Inc.                               1,598       8,904
Entergy New Orleans, Inc.                               3,633       8,523
Entergy Corporation                                     4,331       3,540
Entergy Operations, Inc.                                3,946       2,914
Entergy Power, Inc.                                         -       3,513
System Fuels, Inc.                                         53         160
System Energy Resources, Inc.                           1,272       1,216
Entergy Enterprises, Inc.                               5,937       3,945
Entergy Gulf States, Inc.                              22,398      33,268
Money Pool                                                  -           -
                                                  -----------  ----------
                                          TOTAL   $    75,606  $  101,987
                                                  ===========  ==========



                                                 Bulk Power      Other
                                                  Payments     Payments
Analysis of Convenience or Accommodation Payments:

Entergy Arkansas, Inc.                             $(101,747)   $      -
Entergy Louisiana, Inc.                              113,180           -
Entergy Mississippi, Inc.                            (51,226)          -
Entergy New Orleans, Inc.                             36,484           -
Entergy Corporation                                        -           -
Entergy Operations, Inc.                                   -           -
Entergy Power, Inc.                                    9,714           -
System Fuels, Inc.                                         -           -
Entergy Enterprises, Inc.                                  -       2,524
Entergy Gulf States, Inc.                            186,517           -
Nonassociated Companies                             (192,922)          -

                                                    --------   ---------
                                                       $   -   $   2,524
                                                    ========   =========




                                  8 - A

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1998

             Schedule VI - Fuel Stock Expenses Undistributed

                          (In Thousands)

Instructions:
  Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the section headed "Summary" listed below give an overall report of the fuel functions performed by the service company.

                  Description                      Labor     Expenses    Total

Account 152 - Fuel Stock Expenses Undistributed    None        None       None
                                                   ---------------------------
                                          TOTAL      $0         $0         $0
                                                   ===========================
Summary:





                  ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 1998

                Schedule VII - Stores Expense Undistributed

                              (In Thousands)

Instructions:
  Report the amount of labor and expenses incurred with respect to stores expense during the year and indicate amount attributable to each associate company.

                  Description                  Labor      Expenses    Total

Account 163 - Stores Expense Undistributed   $      (1)     $  (0)  $   (1)
                                             -----------------------------
                                     TOTAL   $      (1)     $  (0)  $   (1)
                                             =============================





                               9 of 27 pages

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1998

        Schedule VIII - Miscellaneous Current and Accrued Assets

                           (In Thousands)

Instructions:
  Provide detail of items in this account. Items less than $10,000 may be grouped, showing the number of items in each group.

                                                         Balance at  Balance at
                     Description                          Beginning   Close of
                                                          of Year       Year

Account 174 - Miscellaneous Current and Accrued Assets
     Unbilled Expenses and other receivables               $    512   $  1,285
                                                           -------------------
                                                 TOTAL     $    512   $  1,285
                                                           ===================

                    ANNUAL REPORT OF ENTERGY SERVICES, INC.

                      For the Year Ended December 31, 1998

                Schedule IX - Miscellaneous Deferred Debits

                                (In Thousands)

Instructions:
  Provide detail of items in this account. Items less than $10,000 may be grouped by class showing the number of items in each class.

                                                        Balance at  Balance at
                       Description                       Beginning   Close of
                                                         of Year       Year

Account 186 - Miscellaneous Deferred Debits
     Long Term Incentive Plan                             $ 10,193  $   7,751
     Miscellaneous Accounts Receivable Refund Clearing         207       (294)
     Deferred costs for companies not yet billed                 5        395
     Non-Expense Accrued Labor                                  (7)       479
     Other                                                       -         86
                                                        ---------------------
                                                TOTAL   $   10,398   $  8,417
                                                        =====================

                  ANNUAL REPORT OF ENTERGY SERVICES, INC.

                    For the Year Ended December 31, 1998

        Schedule X - Research, Development or Demonstration Expenditures

                             (In Thousands)

Instructions.
  Provide a description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.

                  Description                                    Amount

Account 188 - Research, Development, or                           None
Demonstration Expenditures                                       -----
                                                       TOTAL     $  -
                                                                 =====



                             10 of 27 pages


                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1998

                   Schedule XI - Proprietary Capital

                                   Number of Shares    Par or Stated    Outstanding Close of Period
Account Number     Class of Stock     Authorized      Value Per Share  No. of Shares    Total Amount
201             Common Stock Issued      50,000            $10.00          2,000          $20,000


Instructions:
  Classify amounts in each account with brief explanation, disclosing the general nature of transactions which give rise to the reported amounts.

                 Description                      Amount

Account 211 - Miscellaneous Paid-in Capital         None

Account 215 - Appropriated Retained Earnings        None
                                                    ----
                                    TOTAL             $0
                                                    ====


Instructions:
  Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing nonassociates per the General Instructions of the Uniform System of Accounts. For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.

                                              Balance at   Net Income  Dividends   Balance at
                                Description  Beginning of  -or (loss)     Paid      Close of
                                                 Year                                 Year
Account 216 - Unappropriated                     None         None        None        None
Retained Earnings

                                                 -----------------------------------------
                                  TOTAL           $0          $0           $0         $0
                                                 =========================================



                                11 of 27 pages


                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1998

                     Schedule XII - Long-Term Debt

                             (In Thousands)

Instructions:
  Advances from associate companies should be reported separately for advances on notes, and advances on open account. Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For Account 224 - Other long-term debt provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.

                                   Terms of Obligation                                 Balance at                        Balance at
                                     Class & Series     Date of  Interest   Amount     Beginning                           Close
          Name of Creditor           of Obligation      Maturity   Rate   Authorized    of Year   Additions  Deductions   of Year
Account 223 - Advances from
                         Associate
                         Companies:                                          None        None                              None

Account 224 - Other Long-Term
                          Debt:                                              None        None                              None



                                                                                         --------------------------------------
                                                                           TOTAL          $0        $0          $0          $0
                                                                                         ======================================
                                12 of 27 pages

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1998

            Schedule XIII - Current and Accrued Liabilities

                         (In Thousands)

Instructions:
  Provide balance of notes and accounts payable to each associate company.
  Give description and amount of miscellaneous current and accrued liabilities. Items less than $10,000 may be grouped, showing the number of items in each group.

                                                            Balance at    Balance at
                              Description                  Beginning of    Close of
                                                              Year           Year
Account 233 - Notes Payable to Associate Companies
     Money Pool                                                $ 29,104  $     62,156
                                                               ----------------------
                                                  TOTAL        $ 29,104  $     62,156
                                                               ======================
Account 234 - Accounts Payable to Associate Companies
     Entergy Arkansas, Inc.                                    $  9,679   $    14,975
     Entergy Louisiana, Inc.                                        820         3,512
     Entergy Mississippi, Inc.                                    5,787         4,706
     Entergy New Orleans, Inc.                                      332         1,409
     Entergy Gulf  States, Inc.                                     247         2,461
     Entergy Operations, Inc.                                         -             1
     Entergy Power, Inc                                           3,089             -
     System Fuels, Inc.                                               1             -
     System Energy Resources, Inc.                                  115            33
     Money Pool Interest                                            217           375
                                                             ------------------------
                                                  TOTAL      $   20,287   $    27,472
                                                             ========================
Account 242 - Miscellaneous Current and Accrued Liabilities
     Accrued rent expense                                     $   7,587  $      7,603
     Accrued savings plan expense and withholdings                 (153)          153
     Accrued severence pay                                            -         1,404
     Accrued claims liability                                       520           142
     Row Transmission Liability                                      90           249
                                                              -----------------------
                                                  TOTAL       $   8,044   $     9,551
                                                              =======================

                    ANNUAL REPORT OF ENTERGY SERVICES, INC.

                      For the Year Ended December 31, 1998

                  Schedule XIV - Notes to Financial Statements

Instructions:
  The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.


See pages 13-A thru 13-F




                              13 of 27 pages

            Schedule XIV - Notes to Financial Statements

                For the Year Ended December 31, 1998


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and System of Accounts

      Entergy Services, Inc. (Entergy Services), a wholly owned subsidiary of Entergy Corporation, was authorized to conduct business as a service company for Entergy Corporation and its various subsidiaries (Entergy) by order of the Securities and Exchange Commission (SEC) dated March 1963 and made permanent March 1965. Entergy Services is organized along functional lines to accomplish its purpose of providing management, administrative, and technical services to Entergy. Such services are priced so that Entergy Services operates on a break-even basis.

      Entergy Services maintains its accounts in accordance with the Public Utility Holding Company Act of 1935, as administered by the SEC, and has adopted a system of accounts consistent with the system of accounts prescribed by the Federal Energy Regulatory Commission. Certain reclassifications have been made to conform to current period presentation.

Use of Estimates in the Preparation of Financial Statements

      The preparation of Entergy Services' financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Adjustments to the reported amounts of assets and liabilities may be necessary in the future to the extent that future estimates or actual results are different from the estimates used.

Depreciation and Amortization

     Depreciation is computed on a straight-line basis at rates based on the estimated service lives of the various classes of property, which range from 5 to 15 years. Amortization of leasehold improvements is computed on a straight-line basis over the lease term. Amortization of computer software is computed on a straight-line basis over a 3 year term.

Income Taxes

     Entergy Services accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS 109). This standard requires that deferred income taxes be recorded for all temporary differences between the financial statement and tax basis of assets, liabilities, and loss carryforwards. Additionally, such deferred income taxes are computed based on enacted tax laws at tax rates that are expected to be in effect when the temporary differences reverse.

      Entergy Services joins its parent and the other Entergy Corporation subsidiaries in filing a consolidated Federal income tax return. Income taxes (benefits) are allocated to Entergy Services in proportion to its consolidated taxable income. SEC regulations require that neither Entergy Services nor its affiliates pay more income taxes than it would have paid had a separate income tax return been filed. In addition, Entergy Services files a consolidated Arkansas and combined Mississippi income tax return with certain other Entergy Corporation subsidiaries and separate company income tax returns for Louisiana, Washington D.C., and Texas.

                                13-A

     Investment tax credits are deferred and amortized based upon the average useful life of the related property, beginning with the year utilized on the consolidated tax return.

Cash and Cash Equivalents

      Entergy Services considers all unrestricted highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Fair Value Disclosures

      Entergy Services considers the carrying amounts of financial instruments classified as current assets and liabilities to be a reasonable estimate of their fair value because of the short maturity of these instruments.


NOTE 2.   INCOME TAXES

     Deferred income tax assets (liabilities) are comprised of the following at December 31, 1998 and 1997 (in thousands):

                                          1998       1997
      Deferred Tax Assets:
       Deferred compensation             $3,475    $4,155
       Operating reserves                13,390     9,829
       Other                             (2,873)    1,402
                                         ----------------
         Total                           13,992    15,386
                                         ----------------

      Deferred Tax Liabilities:
       Property                          (7,105)   (9,374)
                                         ----------------

      Net Deferred Tax Assets            $6,887    $6,012
                                         ================

      The benefit associated with these deferred tax assets has been or will be utilized in the Entergy Corporation consolidated return. The ultimate realization of these deferred tax assets for Entergy Services is dependent upon the allocation of the tax benefit from the Entergy Corporation consolidated return.


                                13-B

     Entergy Services' effective income tax rate was 100% in 1998 and 1997 compared to the current Federal statutory income tax rate of 35%. The primary reason for the difference between the effective and statutory income tax rates is that Entergy Services collects revenue adequate to fund its income tax expense. The provision for intercompany expense (benefit) in lieu of federal income taxes for the years ended December 31, 1998 and 1997 consisted of the following (in thousands):

                                        1998            1997
      Current:
       Federal                      $3,839          $12,835
       State                           455              704
                                    -----------------------
         Total                       4,294           13,539
                                    -----------------------

      Deferred:
       Federal                        (744)          (6,553)
       State                          (172)           2,543
                                    -----------------------
         Total                        (916)          (4,010)
                                    -----------------------
      Total income tax expense      $3,378           $9,529
                                    =======================

NOTE 3.   LINES OF CREDIT AND RELATED SHORT-TERM BORROWINGS

      Entergy Services has SEC authorization, through November 30, 2001, to effect short-term borrowings from Entergy Corporation in an aggregate amount outstanding at any one time of up to $150 million through a borrowing arrangement with interest rates based on a prime rate. This borrowing arrangement was not used during 1998 or 1997. In addition, Entergy Services had $60 million in unused bank lines of credit at December 31, 1998 and 1997, which carried commitment fees of 0.125% on the undrawn balance.

       Entergy Services participates with certain other Entergy companies in a System Money Pool (Money Pool) arrangement whereby those companies with available funds may invest in the Money Pool while certain other companies may borrow on a short-term basis from the Money Pool, thereby reducing the dependence on external short-term borrowings. As authorized by the SEC, the borrowings by Entergy Services from the Money Pool, combined with any external borrowings, may not exceed the amount of the unused portion of the borrowing arrangement discussed above.

      The borrowings and applicable interest rates under the Money Pool arrangement were as follows (dollars in thousands):

                                            1998        1997

     Average borrowing                    $63,057     $44,163
     Maximum borrowing at month end       $69,921     $50,041
     Average effective interest rate:
       During the year                      5.7%        5.6%
       At end of year                       5.7%        6.3%


      At December 31, 1998 and 1997, Entergy Services' temporary borrowing position in the Money Pool was $62.2 million and $29.1 million, respectively.



                                13-C

NOTE 4.   EMPLOYEE BENEFITS

Employee Benefit Plans

      Certain key employees of Entergy Services participate in the Equity Ownership Plan of Entergy Corporation and Subsidiaries (Equity
Plan) in which they receive shares of common stock based upon achievement of specified performance goals, the costs of which are initially deferred and then charged to income over the restricted period. At December 31, 1998, there were shares with a cost of $7.8 million included in Other Deferred Debits for Entergy Corporation common stock purchased related to the Equity Plan. Under the Equity Plan in 1998 and 1997, Entergy Services recorded compensation expense of $4.9 million and $1.7 million, respectively.

     Employees of Entergy Services are also eligible to participate in the Savings Plan of Entergy Corporation and Subsidiaries (Savings
Plan) upon meeting certain eligibility requirements. The Savings Plan provides that the employing Entergy subsidiary may make matching contributions to the Savings Plan in an amount equal to 50% of the participant's contribution to the extent that the total participant contribution is less than or equal to 6% of the participant's earnings as defined in the Savings Plan. In 1998 and 1997, Entergy Services contributed $4.0 million and $3.9 million, respectively, to the Savings Plan.

Retirement and Other Postretirement Benefit Plans

      Eligible employees of Entergy Services are provided pension and certain health care and life insurance benefits upon retirement. Substantially all employees may become eligible for these benefits if they reach retirement age while working for Entergy Services.

      Eligible employees of Entergy Services participate in the Entergy Corporation Retirement Plan for Non-Bargaining Employees. This pension plan is noncontributory and provides pension benefits that are based on employees' credited service and compensation during the final years before retirement. Entergy Services funds pension costs in accordance with contribution guidelines established by the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended. The assets of the plans include common and preferred stocks, fixed income securities, interest in a money market fund, and insurance contracts.

      Total 1998 and 1997 pension and other postretirement costs  for
Entergy   Services,  including  capitalized  amounts,  included   the
following components (in thousands):
                                                          Other Postretirement
                                            Pension             Benefits
                                         1998     1997       1998       1997

Service cost                            $10,256   $8,551   $  4,059   $  2,830
Interest cost                            12,823   10,795      4,281      3,097
Expected return on assets                (7,331)  (7,257)         -          -
Amortization of transition asset           (167)    (166)       704        704
Amortization of prior service cost          228      228          -          -
Recognized net (gain)/loss                    -        -      1,956        893
                                        --------------------------------------
Net pension cost                        $15,809  $12,151    $11,000    $ 7,524
                                        ======================================

                                13-D

                                                                           Other Postretirement
                                                          Pension                 Benefits
                                                      1998       1997        1998        1997
Change in the Projected Benefit Obligation
(PBO)/Accumulated Postretirement
Obligation (APBO)
Balance at beginning of year                         $169,793  $ 115,637    $47,682   $  34,635
Service cost                                           10,256      8,551      4,059       2,830
Interest Cost                                          12,823     10,795      4,281       3,097
Actuarial (gain)/loss                                  26,683     37,815     16,729       9,221
Benefits paid                                          (3,286)    (3,005)    (2,288)     (2,101)
                                                    -------------------------------------------
Balance at end of year                              $ 216,269   $169,793    $70,463     $47,682
                                                    ===========================================

Change in Plan Assets
Fair value of assets at beginning of year           $ 118,841  $  87,281    $     -   $       -
Actual return on plan assets                           20,859     15,896          -           -
Employer contributions                                 29,501     18,669      2,288       2,101
Benefits paid                                          (3,285)    (3,005)    (2,288)     (2,101)
                                                    -------------------------------------------
Fair value of assets at end of year                 $ 165,916   $118,841   $      -   $       -
                                                    ===========================================

Funded status                                       $ (50,353)  $(50,952)  $(70,463)   $(47,682)
Unrecognized transition (asset)/obligation             (1,144)    (1,311)     9,841      10,545
Unrecognized prior service cost                         2,202      2,431          -           -
Unrecognized net (gain)/loss                           60,850     47,696     31,542      16,768
                                                    -------------------------------------------
Prepaid/(accrued) pension cost                      $  11,555   $ (2,136)  $(29,080)   $(20,369)
                                                    ===========================================

      The significant assumptions used in computing the pension and other postretirement information above were as follows:

                                             1998   1997

    Weighted -average discount rate          6.75%  7.25%
    Weighted-average rate of increase in     4.6%   4.6%
       future compensation levels
    Expected long-term rate of return on     9.0%   9.0%
       plan assets

     The pension transition asset is being amortized over the greater
of   the   remaining   service  period  or  15  years.    The   other
postretirement benefits transition obligation is being amortized over
20 years.

      The assumed health care cost trend rate used in measuring the other postretirement benefits' APBO was 6.0% for 1999, gradually decreasing each successive year until it reaches 5.0% in 2006. A one percentage-point increase in the assumed health care cost trend rate for 1998 would have increased the APBO by $6,945,000 and increased the sum of the service cost and interest cost by $1,180,000. A one percentage-point decrease in the assumed health care cost trend rate for 1998 would have decreased the APBO by $5,741,000 and decreased the sum of the service cost and interest cost by $954,000.


                                13-E


NOTE 5.   LEASES

       At  December  31,  1998,  Entergy Services  had  noncancelable
operating   leases  with  minimum  lease  payments  as  follows   (in
thousands):




             1999                               $18,121
             2000                                16,249
             2001                                15,417
             2002                                12,070
             2003                                 9,539
             Years thereafter                    60,701
                                               --------
                                               $132,097
                                               ========

      Rent expense amounted to approximately $36.3 million and $32.7 million for 1998 and 1997.


NOTE 6.   BULK POWER SYSTEM OPERATIONS

      Entergy Services acts as agent for the coordination of joint bulk power system operations among the Entergy operating companies.
All amounts receivable from the power purchasers or payable to the power suppliers as a result of the bulk power transactions are recorded in Entergy Services' accounts receivable or accounts payable balances, and have no effect on Entergy Services' income or expenses.


NOTE 7.   TRANSACTIONS WITH AFFILIATES

      Various Entergy Corporation subsidiaries rent office facilities and provide certain general and administrative services to Entergy
Services. These expenses amounted to approximately $8.4 million and $1.1 million in 1998 and 1997, respectively.


NOTE 8.    OTHER DEFERRED CREDITS

       Other deferred credits (Account 253) consist principally of accrued pension and postretirement benefit liabilities in both 1998 and 1997.

                                13-F



                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1998

                   Schedule XV Statement of Income

                            (In Thousands)

Account                        Description                           Current Year   Prior Year

        INCOME
  457   Services rendered to associate companies                     $   566,384  $   512,895
  458   Services rendered to nonassociate companies                          362          263
  421   Miscellaneous income or loss                                           -           17
                                                                     ------------------------
                                                      Total Income   $   566,746  $   513,175
                                                                     ------------------------

        EXPENSES - Income Statement

  403   Depreciation Expense                                              19,338       19,227
  404   Amortization of Limited-Term Electric Plant                        2,542          734
 4081   Taxes Other than Income-Utility Operations                        17,042       17,965
 4082   Taxes Other Than Income-Other Inc. & Deduc                           118           22
 4091   Income Taxes - Utility Operating Income                            4,294       13,539
 4101   Provision for Deferred Inc Tax-Utility Operating Income             (875)      (3,848)
 4114   Investment Tax Credit Adjustments-Utility Operations                 (41)        (162)
  416   Cost/Expense-Mdse, Job, Contract Work                              1,763          142
 4171   Expenses - Nonutility Operations                                      65            -
  419   Interest & Dividend Income                                             -            -
 4261   Donations                                                            152           92
 4263   Penalties                                                            115            -
 4264   Expenditures-Civic, Political, and Related Activities              2,837        3,426
 4265   Other Deductions                                                   4,674        4,371
  430   Interest on Debt to Associate Companies                            3,662        2,508
  431   Other Interest Expense                                                49           43
500-557 Power Production                                                  36,346       39,097
560-574 Transmission & Distribution                                       16,844       18,950
580-598 Distribution Expense                                              18,602       20,692
850-894 Gas Operations                                                       447          508
901-905 Customer Accounts                                                 35,009       41,728
906-910 Customer Service & Informational Expenses                         12,114       17,834
911-917 Sales Expenses                                                    34,954       31,438
  920   Administration & General Salaries                                 99,938       89,334
  921   Office Supplies and Expenses                                      22,698       27,634
  923   Outside Services Employed                                         66,077       56,783
  924   Property Insurance Expense                                           607          370
  925   Injuries & Damages Expense                                         2,258        2,078
  926   Employee Pension & Benefits                                       42,103       31,795
  928   Regulatory Commission Expense                                      8,139        1,349
 9301   General Advertising Expenses                                       1,016        1,507
 9302   Miscellaneous General Expense                                       (123)         927
  931   Rents                                                             34,246       34,331
  935   Maintenance of General Plant                                       9,466        4,448
                                                                     ------------------------
                                 Total Expenses - Income Statement    $  496,476  $   478,862
                                                                     ------------------------

        EXPENSES - Balance Sheet
                                                                               -
107EXP  Capital Charges to Expense                                        61,231       27,277
184EXP  Other Balance Sheet Charges to Expense                             9,039        7,036
                                                                     ------------------------

                                    Total Expenses - Balance Sheet   $    70,270  $    34,313
                                                                     ========================
                                              Net Income or (Loss)   $         -  $         -
                                                                     ========================

                          14 of 27 pages

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1998

                          Analysis of Billing

                   Associate Companies - Account 457

                             (In Thousands)

                                      Direct  Indirect Compensation   Total
                                      Costs     Costs    For Use     Amount
 Name of Associate Company           Charged   Charged  of Capital   Billed


Entergy Arkansas, Inc.               $ 89,697  $14,939   $        - $ 104,636

Entergy Gulf States, Inc.             113,761   19,782            -   133,543

Entergy Louisiana, Inc.                96,933   17,513            -   114,446

Entergy Mississippi, Inc.              55,924    9,084            -    65,008

Entergy New Orleans, Inc.              39,260    6,572            -    45,832

Entergy Corporation                    27,445    6,143            -    33,588

System Fuels, Inc.                        836      226            -     1,062

Entergy Enterprises, Inc.              16,624    4,001            -    20,625

Entergy Operations, Inc.               36,874    9,980            -    46,854

Entergy Power, Inc.                       441      119            -       560

Deferred                                  230        -            -       230

                                     ----------------------------------------
                             TOTAL   $478,025  $88,359  $         -  $566,384
                                     ========================================



                                 15 of 27 pages

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1998

                           Analysis of Billing

                  Nonassociate Companies - Account 458

                             (In Thousands)

Instruction:
  Provide a brief description of the services rendered to each nonassociate company:

                                  Direct   Indirect  Compensation           Excess      Total
                                   Cost      Cost      For Use     Total      Or       Amount
Name of Nonassociate Company      Charged   Charged   of Capital   Cost   Deficiency   Billed

Entergy Aviation Services         $   74   $   110     $    -    $  184     $   -    $   184
Chase Manhattan                      178         -          -       178         -        178
                                  ----------------------------------------------------------
                         TOTAL    $  252   $   110     $    -    $  362     $   -    $   362
                                  ==========================================================





                                16 of 27 pages



                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1998

             Schedule XVI - Analysis of Charges for Service -
                  Associate and Nonassociate Companies

                              (In Thousands)

Instruction:
  Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

                                              Associate Company Charges    Nonassociated Company Charges  Total Charges for Service
                                               Direct   Indirect             Direct   Indirect           Direct   Indirect
Account     Description of Items                Cost      Cost      Total     Cost      Cost    Total     Cost      Cost      Total

         EXPENSES - Income Statement
  403    Depreciation Expense                 $      -  $ 19,338  $ 19,338   $    -   $    -   $    -   $     -  $ 19,338  $ 19,338
  404    Amortization of Limited-Term
           Electric Plant                            -     2,542     2,542        -        -        -         -     2,542     2,542
  4081   Taxes Other than Income-Utility
           Operations                           14,241     2,783    17,024       12        6       18    14,253     2,789    17,042
  4082   Taxes Other Than Income-Other Inc.
           & Deduc                                 118         -       118        -        -        -       118         -       118
  4091   Income Taxes - Utility Operating
           Income                                4,294         -     4,294        -        -        -     4,294         -     4,294
  4101   Provision for Deferred Inc
           Tax-Utility Operating Income           (875)        -      (875)       -        -        -      (875)        -      (875)
  4114   Investment Tax Credit
           Adjustments-Utility Operations          (41)        -       (41)       -        -        -       (41)        -       (41)
  416    Cost/Expense-Mdse, Job, Contract Work   1,762         1     1,763        -        -        -     1,762         1     1,763
  4171   Expenses - Nonutility Operations           65         -        65        -        -        -        65         -        65
  419    Interest & Dividend Income                  -         -         -        -        -        -         -         -         -
  4261   Donations                                  97        55       152        -        -        -        97        55       152
  4263   Penalties                                 115         -       115        -        -        -       115         -       115
  4264   Expenditures-Civic, Political,
           and Related Activities                2,837         -     2,837        -        -        -     2,837         -     2,837
  4265   Other Deductions                        4,658        16     4,674        -        -        -     4,658        16     4,674
  431    Other Interest Expense                     49         -        49        -        -        -        49         -        49
500-557  Power Production                       34,986     1,360    36,346        -        -        -    34,986     1,360    36,346
560-574  Transmission & Distribution            16,564       280    16,844        -        -        -    16,564       280    16,844
580-598  Distribution Expense                   18,089       513    18,602        -        -        -    18,089       513    18,602
850-894  Gas Operations                            445         2       447        -        -        -       445         2       447
901-905  Customer Accounts                      34,683       326    35,009        -        -        -    34,683       326    35,009
906-910  Customer Service & Informational
           Expenses                             11,898       216    12,114        -        -        -    11,898       216    12,114
911-917  Sales Expenses                         34,552       402    34,954        -        -        -    34,552       402    34,954
  920    Administration & General Salaries      79,709    19,997    99,706      154       78      232    79,863    20,075    99,938
  921    Office Supplies and Expenses           15,224     7,431    22,655       32       11       43    15,256     7,442    22,698
  923    Outside Services Employeed             60,938     5,129    66,067       10        -       10    60,948     5,129    66,077
  924    Property Insurance Expense                603         4       607        -        -        -       603         4       607
  925    Injuries & Damages Expense              2,109       149     2,258        -        -        -     2,109       149     2,258
  926    Employee Pension & Benefits            39,105     2,952    42,057       33       13       46    39,138     2,965    42,103
  928    Regulatory Commission Expense           8,139         -     8,139        -        -        -     8,139         -     8,139
  9301   General Advertising Expenses            1,008         8     1,016        -        -        -     1,008         8     1,016
  9302   Miscellaneous General Expense           1,125    (1,248)     (123)       -        -        -     1,125    (1,248)     (123)
  931    Rents                                  11,053    23,189    34,242        3        1        4    11,056    23,190    34,246
  935    Maintenance of General Plant            6,653     2,804     9,457        8        1        9     6,661     2,805     9,466
                                              -------------------------------------------------------------------------------------
            Total Expenses - Income Statement $404,203  $ 88,249  $492,452  $   252  $   110  $   362  $404,455  $ 88,359  $492,814
                                              -------------------------------------------------------------------------------------


         EXPENSES - Balance Sheet

 107EXP  Capital Charges to Expense             61,231         -    61,231        -        -        -    61,231         -    61,231
 184EXP  Other Balance Sheet Charges to Expense  9,077       (38)    9,039        -        -        -     9,077       (38)    9,039
                                              -------------------------------------------------------------------------------------
              Total Expenses - Balance Sheet  $ 70,308  $    (38) $ 70,270   $    -  $     -   $    -  $ 70,308  $    (38) $ 70,270
                                              -------------------------------------------------------------------------------------



                              TOTAL EXPENSES  $474,511   $88,211  $562,722   $  252   $  110  $   362  $474,763  $ 88,321  $563,084
                                              -------------------------------------------------------------------------------------
         Compensation for use of Equity Capital      -         -         -        -        -        -         -         -         -
430      Interest on Debt to Associate Companies 3,662         -     3,662        -        -        -     3,662         -     3,662
                                              -------------------------------------------------------------------------------------
              TOTAL COST OF SERVICE           $478,173   $88,211  $566,384   $  252   $  110  $   362  $478,425  $ 88,321  $566,746
                                              =====================================================================================

                        17 of 27 pages


                      ANNUAL REPORT OF ENTERGY SERVICES, INC.

                       For the Year Ended December 31, 1998

        Schedule XVII - Schedule of Expense Distribution by Department or
                                Service Function

                                 (In Thousands)

Instruction:
  Indicate each department or service function.  (See Instruction 01-3
  General Structure of Accounting System:  Uniform System of Accounts).

                                                                        DEPARTMENT OR SERVICE FUNCTION                       Trans-
Account                                  Total              External/                           Human Resources  Information action
Number    Description of Items          Amount   Overhead  Govt Affairs Communications  Legal   & Administration Technology  Center

        EXPENSES - Income Statement
  403   Depreciation Expense           $ 19,338   $     -   $     -        $     -   $      -       $      (18)  $      -  $ 19,356
  404   Amortization of Limited-
          Term Electric Plant             2,542         -         -              -          -                -          -     2,542
 4081   Taxes Other than Income-
          Utility Operations             17,042     2,569        45            230        409              832      2,855       490
 4082   Taxes Other Than Income-
          Other Inc. & Deduc               118       117         -              -          1                -          -         -
 4091   Income Taxes - Utility
          Operating Income               4,294     4,294         -              -          -                -          -         -
 4101   Provision for Deferred Inc
          Tax-Utility Operating Income    (875)     (875)        -              -          -                -          -         -
 4114   Investment Tax Credit
          Adjustments-Utility Operations   (41)      (41)        -              -          -                -          -         -
  416   Cost/Expense-Mdse, Job,
          Contract Work                  1,763         -         -              -         22               (1)         -         -
 4171   Expenses - Nonutility Operations    65         -         -              -          1                -          -         -
  419   Interest & Dividend Income           -         -         -              -          -                -          -         -
 4261   Donations                          152        12         5             67          -                1          -         -
 4263   Penalties                          115        49         -              -          -                -          -         -
 4264   Expenditures-Civic,
          Political, and Related
          Activities                     2,837        34     2,251              -          -                2          -         -
 4265   Other Deductions                 4,674        21       529            270         93               40          5        21
  430   Interest on Debt to
          Associate Companies            3,662     3,662         -              -          -                -          -         -
  431   Other Interest Expense              49        41         -              -          -                -          -         -
500-557 Power Production                36,346        59         -             (4)         6               81         26         -
560-574 Transmission & Distribution     16,844         4         -              -          -                9         18         -
580-598 Distribution Expense            18,602        18         -              -         (1)              59         13         -
850-894 Gas Operations                     447         -         -              -          -                3          -         -
901-905 Customer Accounts               35,009         -         -              -          -               80          -         -
906-910 Customer Service &
          Informational Expenses        12,114         2         -            311          -              219          -         -
911-917 Sales Expenses                  34,954       128         -              -          1               70          1         -
  920   Administration & General
          Salaries                      99,938    11,754       541          2,936      5,139            9,386     34,442     6,089
  921   Office Supplies and Expenses    22,698     2,214       137            774        672            3,061     10,359       396
  923   Outside Services Employeed      66,077     2,213     3,054          1,102      5,465            5,427     37,118       641
  924   Property Insurance Expense         607         -         -              -          -                -          -         4
  925   Injuries & Damages Expense       2,258         -         -              -          1                1          -         -
  926   Employee Pension & Benefits     42,103     2,192       524             95        197           31,057      1,526       272
  928   Regulatory Commission Expense    8,139         -       495             27      1,548              109        179       367
 9301   General Advertising Expenses     1,016         1         -            703          -              141          -         -
 9302   Miscellaneous General Expense     (123)      866         1              5          9               46         10        47
  931   Rents                           34,246     2,043         9             23        127           23,893      7,540       153
  935   Maintenance of General Plant     9,466       435         -              9          -            2,834      6,143         -

        EXPENSES - Balance Sheet

107EXP  Capital Charges to Expense      61,231         -         -             13         38              781     26,545        26
184EXP  Other Balance Sheet
          Charges to Expense             9,039         9         -             85         14              135        574        (1)
                                      --------------------------------------------------------------------------------------------
                                      $566,746  $ 31,821  $  7,591      $   6,646  $  13,742   $       78,248  $ 127,354  $ 30,403
                                      ============================================================================================

                        18 of 27 pages

                        ANNUAL REPORT OF ENTERGY SERVICES, INC.

                         For the Year Ended December 31, 1998

         Schedule XVII - Schedule of Expense Distribution by Department or
                                 Service Function

                                  (In Thousands)


                                                                       DEPARTMENT OR SERVICE FUNCTION
                                                         Planning,    Chief                                                Non-
Account                                                   Control    Financial  Retail    Domestic            Regulated   Regulated
 Number     Description of Items                 Tax    & Reporting   Officer  Services  Operations  Nuclear  Operations Operations

         EXPENSES - Income Statement
  403    Depreciation Expense                  $      -   $       -   $     -     $   -   $      -   $     -  $       -   $      -
  404    Amortization of Limited-Term Electric
           Plant                                      -           -         -         -          -         -          -          -
  4081   Taxes Other than Income-Utility
           Operations                               158         713       102     1,042        545       543      6,509          -
  4082   Taxes Other Than Income-Other Inc. & Deduc   -           -         -         -          -         -          -          -
  4091   Income Taxes - Utility Operating Income      -           -         -         -          -         -          -          -
  4101   Provision for Deferred Inc Tax-
           Utility Operating Income                   -           -         -         -          -         -          -          -
  4114   Investment Tax Credit Adjustments-
           Utility Operations                         -           -         -         -          -         -          -          -
  416    Cost/Expense-Mdse, Job, Contract Work        -           -         -     1,742          -         -          -          -
  4171   Expenses - Nonutility Operations             -           -         -        43          -         -         21          -
  419    Interest & Dividend Income                   -           -         -         -          -         -          -          -
  4261   Donations                                    -          50         -         2          3         -         12          -
  4263   Penalties                                   67           -         -         -          -         -         (1)         -
  4264   Expenditures-Civic, Political, and
           Related Activities                         -           -         -         -        549         -          1          -
  4265   Other Deductions                            10         233         2       198      3,162        16         74          -
  430    Interest on Debt to Associate Companies      -           -         -         -          -         -          -          -
  431    Other Interest Expense                       1           7         -         -          -         -          -          -
500-557  Power Production                             -           -         -         -          -     4,916     31,262          -
560-574  Transmission & Distribution                  -           -         -         4          -         -     16,809          -
580-598  Distribution Expense                         -           2         -        13          -         -     18,498          -
850-894  Gas Operations                               -           -         -         1          -         -        443          -
901-905  Customer Accounts                            -           -         -       336          -         -     34,593          -
906-910  Customer Service & Informational Expenses    -       1,179         -     5,631          -         -      4,772          -
911-917  Sales Expenses                               -         (26)        -    15,036          -         -     19,744          -
  920    Administration & General Salaries        2,047       7,422     1,265     2,857      5,802     2,373      7,885          -
  921    Office Supplies and Expenses               380       1,725       507       232      1,174       182        885          -
  923    Outside Services Employeed               5,969         873       665         6      1,770        29      1,745          -
  924    Property Insurance Expense                   -         604         -         -          -         -         (1)         -
  925    Injuries & Damages Expense                   -         965         -         -          -         2      1,289          -
  926    Employee Pension & Benefits                 74         358       276       441        351       613      4,127          -
  928    Regulatory Commission Expense               62         387         -       440      3,336        43      1,146          -
  9301   General Advertising Expenses                 1          39         -         -        111         -         20          -
  9302   Miscellaneous General Expense               14      (1,228)        -         -          9        43         55          -
  931    Rents                                        3          62        13       177         86         -        117          -
  935    Maintenance of General Plant                 -           -         -        32          -         -         13          -

         EXPENSES - Balance Sheet

 107EXP  Capital Charges to Expense                   -           1         -        33          1       335     33,448         10
 184EXP  Other Balance Sheet Charges to Expense       -           -         -        72          9       168      7,974          -
                                                ----------------------------------------------------------------------------------
                                                $ 8,786  $   13,366  $  2,830   $28,338  $  16,908  $  9,263   $191,440   $     10
                                                ==================================================================================




                        19 of 27 pages

              ANNUAL REPORT OF ENTERGY SERVICES, INC.

               For the Year Ended December 31, 1998

                 Departmental Analysis of Salaries

                          (In Thousands)

                                        Departmental Salary Expense
   Name of Department              Included in Amounts Billed to   Number of
Indicate each department  Total     Parent     Other      Non      Personnel
   or service function    Amount   Company  Associates Associates End of Year

See page 20-A             $219,405  $13,516  $ 205,767   $    122      3,028

                          --------------------------------------------------
                  TOTAL   $219,405  $13,516  $ 205,767   $    122      3,028
                          ==================================================



                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1998

                       Outside Services Employed

                             (In Thousands)

Instructions:
  Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.

                                                 Relationship
                                               "A" - Associate
                                                 "NA" - Non
    From Whom Purchased       Address             Associate     Amount

See pages 20-B thru 20-K                                         $115,966
                                                                 --------
                      TOTAL                                      $115,966
                                                                 ========



                             20 of 27 pages

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1998

                  Departmental Analysis of Salaries

                           (In Thousands)

                                    Departmental Salary Expense
       Name of Department                  Included in Amounts Billed to     Number of
    Indicate each department       Total     Parent     Other       Non      Personnel
      or service function          Amount   Company  Associates Associates  End of Year
Overhead                           $ 11,881  $ 7,469   $  4,400   $      12        35
External/Governmental Affairs         1,414      237      1,177           -        11
Communications                        3,277      562      2,715           -        50
Legal                                 5,438      521      4,917           -        74
Human Resources & Administration     10,814      419     10,285         110       180
Information Technology               41,072       29     41,043           -       655
Transaction Center                    6,457      234      6,223           -       129
Tax                                   2,109      104      2,005           -        34
Planning, Control & Reporting         9,164    1,910      7,254           -       116
Chief Financial Officer               1,224      238        986           -         2
Retail Services                      13,874      109     13,765           -       170
Domestic Operations                   7,645    1,492      6,153           -        96
Nuclear                               7,163       13      7,150           -        78
Regulated Operations                 97,873      179     97,694           -     1,398

                                   --------------------------------------------------
                           TOTAL   $219,405  $13,516  $ 205,767   $     122     3,028
                                   ==================================================







                                20 - A

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1998

                     Outside Services Employed

                          (In Thousands)

                                                                 Relationship
                                                               "A" - Associate
                                                                 "NA" - Non
             From Whom Purchased *                                Associate      Amount

OUTSIDE SERVICES - LEGAL
Adams & Reese                                                         NA        $       83
Baird Holm Mceachen Pedersen                                          NA               168
Baker & Botts Llp                                                     NA               228
Balch & Bingham Attys And Counselors                                  NA               107
Bickerstaff Heath & Smiley Llp                                        NA               962
Clark Thomas & Winters Attorneys                                      NA               305
Doyle & Bachman                                                       NA                48
Friday Eldredge & Clark                                               NA                58
Gardner Carton & Douglas                                              NA                40
Germer & Gertz Llp                                                    NA               100
Gordon Arata McCollum & Duplantis                                     NA                84
Kullman Firm                                                          NA                47
Liskow & Lewis                                                        NA                37
Louis Lambert Attorney                                                NA               150
McCalla Thompson Pyburn Hymowitz & Shapiro                            NA               115
McDermott Will & Emery                                                NA               311
Milbank Tweed Hadley & Mccoy                                          NA               103
Mitchell Williams Selig Gate & Woodyard Pllc                          NA                65
Morgan Lewis & Bockius Llp                                            NA               708
Murov & Ward Plc                                                      NA                55
Phelps Dunbar Llp Atty At Law                                         NA               292
Reid & Priest Llp                                                     NA               117
Ric Group Administrative Fund Dba Mccarter & English Atty             NA                33
Sidley & Austin                                                       NA               106
Simon Peragine Smith & Redfearn Llp                                   NA                26
Skadden Arps Slate Meagher & Flom                                     NA             1,277
Stanley & Flanagan Llc                                                NA               125
Steeg & O'Connor Llc                                                  NA                62
Steptoe & Johnson Atty At Law                                         NA               185
Taggart Morton Ogden Staub Rougelot Et Al                             NA               160
Thelen Reid & Priest Llp                                              NA                33
Trotter Law Firm Pa                                                   NA               136
Wiley Rein & Fielding                                                 NA                30
Williams & Anderson Attys                                             NA               127
Winston & Strawn                                                      NA               272
Wise Carter Child & Caraway                                           NA               842
Wright & Talisman Attys At Law                                        NA                77
Wright Lindsey & Jennings                                             NA               201
Others (60)                                                           NA               274
                                                                                    ------
                                                       Total                        $8,149
                                                                                    ------




                                  20 - B

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1998

                      Outside Services Employed

                          (In Thousands)

                                                                Relationship
                                                              "A" - Associate
                                                                "NA" - Non
           From Whom Purchased*                                  Associate   Amount

OUTSIDE SERVICE - PROFESSIONAL CONTRACT SERVICES
Abernathy Macgregor Frank Inc                                       NA        $    69
Accelerated Development Systems Inc                                 NA            236
Actuarial Sciences Assoc Inc                                        NA            306
Addison Corp Annual Report                                          NA             71
Alexis Driscoll                                                     NA             42
Alliance For Competitive Electricity  Ace                           NA            103
Alma M Williams                                                     NA             44
American Teleconferencing                                           NA             28
Analysis Group Economics Inc                                        NA            137
Andersen Consulting Llp                                             NA          4,666
Anixter Inc                                                         NA            238
Archie Manning                                                      NA             31
Arizona State University                                            NA             30
Arthur Andersen & Co Andersen Consulting                            NA            602
Ascend Performance Solutions                                        NA             61
Assn Of Electric Co Of Tx Inc                                       NA            185
Asymetrix Corp                                                      NA             29
AT Kearney                                                          NA            343
AT&T                                                                NA            432
Atest Consultants Inc                                               NA            165
Baker Engineering                                                   NA          1,912
Baton Rouge Tree Service Inc                                        NA             30
Battelle Pacific Northwest Div                                      NA             61
Becker Printing Co                                                  NA             25
Bellsouth Telecommunications                                        NA             32
Berliner Assoc                                                      NA             30
Black & Veatch Llp                                                  NA             69
Blue Ridge Enterprises Inc                                          NA            150
Bowne Llp                                                           NA             37
Bryan Assoc Inc                                                     NA            180
Burson Marsteller                                                   NA             65
C Lyle Barney Consulting Service                                    NA             65
Cambridge Reports Research Intl                                     NA            232
Carson Group Inc                                                    NA             50
Cegelec Esca                                                        NA            355
Chatham Partners Inc                                                NA            457
Checkfree Corp                                                      NA             30
Cole Publications                                                   NA            123
Commonwealth Films Inc                                              NA             26
Communispond Inc                                                    NA             47
Compuware Corp                                                      NA             82
Concept Development Inc                                             NA             78




                                20 - C

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1998

                      Outside Services Employed

                           (In Thousands)

                                                                   Relationship
                                                                  "A" - Associate
                                                                    "NA" - Non
              From Whom Purchased*                                   Associate         Amount
Concorde                                                                NA             $   56
Consumers First                                                         NA                282
Continental Traffic Service Inc                                         NA                179
Control Risks Limited                                                   NA                 27
Conway Consulting                                                       NA                281
Coopers & Lybrand Llp                                                   NA              4,509
Cps Direct Inc                                                          NA                 29
Cranford Johnson Robinson Woods                                         NA                 90
Creative Communications Inc                                             NA                 30
CSC Consulting                                                          NA              5,913
Data Transit Intl                                                       NA                108
Database Consultants Inc                                                NA                438
Davis Polk & Wardwell                                                   NA                161
Day Detectives Inc                                                      NA                 27
Deloitte & Touche Llp                                                   NA                 67
Det Norske Veritas Industry                                             NA                155
Diagnostic Research Intl Inc                                            NA                 69
Digital Equipment Corp                                                  NA                942
Diskcovery                                                              NA                 48
Dmrs Group Inc                                                          NA                 43
Don F Cass                                                              NA                 69
Donn Young Photography Inc                                              NA                 91
Drake Beam Morin Inc                                                    NA                 32
Dun & Bradstreet                                                        NA                194
Dwayne E Walls                                                          NA                 37
E Source Inc                                                            NA                 91
Econat Inc                                                              NA                469
Edison Electric Institute                                               NA                 57
Enernomics Inc                                                          NA                 41
EPRI                                                                    NA                167
Equifax Credit Info Services The Credit Bureau Inc.                     NA                137
Ernst & Young                                                           NA                320
Executive Solutions                                                     NA                 51
Expertelligence Inc                                                     NA                 33
Farwell Group                                                           NA                 28
Financial Concepts & Applications Inc                                   NA                 52
Financial Relations Board Inc                                           NA                 83
Fisher Sheehan & Colton                                                 NA                150
Fitch Ibca Inc                                                          NA                 40
Flake Wilkerson Market Insight Llc                                      NA                 68
Franklin Covey                                                          NA                 36
Frederick Schneiders Research                                           NA                 59
Freeport McMoRan Inc Dba FM Services Co                                 NA                164
Fry Consultants                                                         NA                 43
Ga Tech Research Corp Grtc                                              NA                102



                                     20 - D

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1998

                       Outside Services Employed

                            (In Thousands)

                                                         Relationship
                                                        "A" - Associate
                                                          "NA" - Non
       From Whom Purchased*                                Associate       Amount
Gager & Assoc                                                 NA            $   39
Gartner Group Inc                                             NA               335
General Electric                                              NA               212
General Reliability                                           NA                63
Georgine K Berthelot                                          NA                88
Geoscience Engineers Llc                                      NA                26
Goodyear Capital Corp                                         NA               104
Hallmark Business Espressions                                 NA               238
Harvey Press Inc                                              NA               136
Hewitt Assoc Llc                                              NA               134
Hooper Hooper Owen & Gould                                    NA               184
Huey T Littleton Claims                                       NA               170
Hunter Business Consulting                                    NA                29
IBM Corp                                                      NA             7,194
Independent Dealer Services Inc                               NA               126
Infinity Data Systems Inc                                     NA               392
Information Intellect Inc                                     NA                53
Information Solutions Group Inc                               NA                32
Inter Media Marketing Inc                                     NA                38
Intercede Inc                                                 NA               722
Intersearch Corp                                              NA             1,660
Itron Inc                                                     NA               192
J Walter Thompson Usa Inc                                     NA               257
JA Wright & Associates Inc                                    NA               583
Jim Rubin                                                     NA                84
JRA Assoc                                                     NA               153
Kase & Co Inc                                                 NA                71
KFG Inc                                                       NA               158
Korn Ferry Intl                                               NA                68
KPMG Peat Marwick Llp                                         NA               183
Kurant Direct Inc                                             NA               241
KW Huskey Assoc                                               NA                30
L&R Adjustment Co Inc                                         NA                62
Lexis Nexis                                                   NA                60
LGK Assoc Inc                                                 NA                36
Lloyd Schuh Advertising Inc                                   NA                46
Ma Institute Of Technology                                    NA               169
Manatech Management Technologies Inc                          NA                84
Margaret McCloskey                                            NA                30
Marion E Council Pe                                           NA                51
Market Strategies Inc                                         NA                76
McKinsey & Co Inc                                             NA             3,201
MCS Group                                                     NA               337
Media Vision                                                  NA                26
Metco Environmental Inc                                       NA               120



                                 20 - E

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1998

                       Outside Services Employed

                            (In Thousands)

                                                         Relationship
                                                       "A" - Associate
                                                         "NA" - Non
         From Whom Purchased*                             Associate       Amount
Metzler & Assoc Mgmt Consultants                              NA          $   260
Microstrategy Inc                                             NA              441
Morgan Stanley & Co Inc                                       NA              161
Ms Claims Service Inc                                         NA               44
Natl Economic Research Assoc Inc                              NA               45
Natl Education Training Group (Net G)                         NA               72
Natl Environmental Strategies                                 NA              206
Neos Corporation                                              NA               26
Network Direct Inc                                            NA              209
Nola Computer Services Inc                                    NA              644
Norstan Communications Inc                                    NA              145
Northbridge Group                                             NA              937
Oracle Corp                                                   NA              108
Pace Systems Pace Sound Lighting Inc                          NA               51
Parker & Assoc                                                NA              116
Parviz Rastgoufard Phd Pe                                     NA               59
Personnel Research Assoc Inc Pra Inc                          NA               58
Petrocon Engineering Inc                                      NA              366
Philip R Sharp                                                NA               61
Pittman Portis Communications                                 NA               40
PPM Inc                                                       NA              165
Press Association Inc                                         NA               34
PricewaterhouseCoopers                                        NA              936
Productivity Point Intl                                       NA              860
Prosper Business Development                                  NA              115
Psychological Services Inc                                    NA               34
Public Strategies Inc                                         NA              747
Putnam Hayes & Bartlett Inc                                   NA              405
R Duffy Wall & Assoc                                          NA              154
Raytheon Engineers & Constructors Inc                         NA              219
Repeal Puhca Now Coalition                                    NA              154
Rhonda R Hunt                                                 NA               30
RHR Intl Co                                                   NA              684
Richmark Research                                             NA              115
RKS Research & Consulting                                     NA               90
RLW Analytics                                                 NA               34
Roper Starch Worldwide Inc                                    NA              441
Roy A Giangrosso                                              NA               48
Saterley Consulting                                           NA               80
Savitz Research Center Inc                                    NA              547
Scientech Inc                                                 NA               51
Seth Ginsburg                                                 NA               55
Shaver Direct Inc                                             NA               65
Sherri McConnell                                              NA               61
Shipley & Assoc Inc                                           NA               37



                                   20 - F

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1998

                      Outside Services Employed

                           (In Thousands)

                                                              Relationship
                                                            "A" - Associate
                                                              "NA" - Non
         From Whom Purchased*                                  Associate       Amount
Sir Speedy                                                        NA           $    52
Software & Scanning Services                                      NA                95
Software Innovators Inc                                           NA                41
Software Systems Development Corp                                 NA                55
Southern Media & Opinion Research Inc                             NA                54
Spectra Inc                                                       NA               424
SPL Laboratories                                                  NA                35
Strauss Radio Strategies Inc                                      NA                49
Sun Microsystems Inc                                              NA                40
Swedish Transmission Research Institute                           NA                58
Synergy Marketing Assoc                                           NA                67
Target Vision Inc                                                 NA                54
Team Housing Solutions                                            NA                34
Technology Partners Inc                                           NA               807
Theodore Barry & Assoc                                            NA             1,007
Think New Ideas Inc                                               NA               568
Thoma & Thoma Creative Service                                    NA               285
Timothy J Ostrowski                                               NA                27
Tivoli Systems Inc                                                NA               102
TJ H2B Analytical Services Inc                                    NA                34
Transform IT Inc                                                  NA               292
Tx Perspectives Inc                                               NA                60
Universal Weather & Aviation                                      NA                45
University Of Pa                                                  NA               201
Utilitree Carbon Co Inc                                           NA                40
Utility Analysts Inc                                              NA                40
Utility Systems Services Inc                                      NA               186
Utility Translation Systems Inc                                   NA                39
Vanguard Communications Corp                                      NA                81
VCI Intl                                                          NA                73
Verdi & Co Inc                                                    NA                50
Virtual Solutions Inc                                             NA               267
W9 Trinet Poydras Llc                                             NA                48
Wefa Group Inc                                                    NA                66
William M Mercer Meidinger Hansel Corp                            NA                65
Williamson Printing Corp                                          NA               148
Woodson Inc                                                       NA               300
Woodward Clyde Consultants                                        NA                88
Wyatt Co                                                          NA               193
Xerox Business Corp                                               NA               103
Others (708)                                                      NA             2,178
                                                                               -------
                                                     Total                     $64,976
                                                                               -------




                                      20 - G

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1998

                      Outside Services Employed

                           (In Thousands)

                                                         Relationship
                                                        "A" - Associate
                                                          "NA" - Non
        From Whom Purchased*                               Associate      Amount

OUTSIDE SERVICE - CONTRACT/DESIGN ENGINEERING
Cetrom Consulting Engineering Inc                             NA          $      121
Fact Based Management Inc                                     NA               2,634
General Physics Corp                                          NA                 520
Marrero Couvillon & Assoc Inc                                 NA                  38
McDermott Will & Emery                                        NA                 485
Sizeler Architects                                            NA                  41
Wink Engineering                                              NA                 462
Others (8)                                                    NA                  26
                                                                          ----------
                                                  Total                   $    4,327
                                                                          ----------

OUTSIDE SERVICE - TEMPORARY EMPLOYEE SERVICES

Aerotek Inc                                                   NA          $    2,146
AM PM Temporary Services Inc                                  NA                  63
American Personnel & Temps Inc                                NA                 282
Amicus Legal Staffing Inc                                     NA                  43
Annette R Walker                                              NA                  88
Apogee Software Systems Inc                                   NA                 557
Applied Computer Engineering Technology                       NA                  94
Ascent Consulting Group Inc                                   NA                 170
Aura Energy Corp                                              NA               1,322
Austin Software Foundry                                       NA                 184
Brooke Personnel Services Inc                                 NA                 101
Ca Consultants Int Ltd                                        NA                  68
Comdisco Disaster Recovery Service Inc                        NA                 391
Computer Merchant Ltd                                         NA                  34
Computer Professionals Inc                                    NA                 800
Context Integration                                           NA                 136
Crestone Intl Llc                                             NA                  30
Cross Country Staffing                                        NA                  47
Daley Tower Service Inc                                       NA                  51
Data Edge Inc                                                 NA                 190
David Lousteau                                                NA                  57
Davis Harmon Group Inc                                        NA                 256
Dell Marketing Corp                                           NA                  28
Diamond Data Systems Inc                                      NA               1,188
Diversified Computer Consultants Llc                          NA               2,639
Documentum Inc                                                NA                  60
Elite Personnel Service Inc                                   NA                 186
Enterprise Resource Mgmt Inc                                  NA                  84
Express Personnel Services Inc                                NA                 571
Ezware                                                        NA                  29


                                 20 - H

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1998

                      Outside Services Employed

                           (In Thousands)

                                                              Relationship
                                                             "A" - Associate
                                                               "NA" - Non
           From Whom Purchased*                                 Associate      Amount
Frontier Systems Inc                                               NA         $    34
Geodata Solutions Inc                                              NA              98
Global Dynamics Inc                                                NA             332
Green Goblin Unlimited                                             NA              42
HC Assoc                                                           NA              82
Highland Group Inc The                                             NA           1,071
Information Technology Staffin                                     NA              36
Intellimark Inc                                                    NA             233
Interlynx Technology                                               NA             128
Karls Hamlin Dba Ks Hamlin & Assoc                                 NA             105
Kelly Services Inc                                                 NA           1,873
Kenneth Tong                                                       NA              30
Lodestar Corp                                                      NA              47
London Electricity Plc                                              A              48
Lucille F Griffin                                                  NA              26
Manpower Temporary Services                                        NA             749
Metamor Information Technology Services                            NA             565
Mitem Corp                                                         NA             365
Norrell Services Inc                                               NA              57
NTS Technical Services Inc Div of S&W Tech Services                NA             898
Paranet Inc                                                        NA             130
Patrick K Maher                                                    NA              45
PeopleSoft                                                         NA             945
Plangraphics Inc                                                   NA             316
PMCC Inc                                                           NA             166
Powercerv                                                          NA              29
Priority Communications                                            NA             127
Pro Staff                                                          NA              56
Recon Technologies Inc                                             NA             241
Sapient Corp                                                       NA             846
Security Center Ltd                                                NA              61
Seek Consulting Group Inc                                          NA             263
Source Services Corp                                               NA              57
Special Counsel                                                    NA              52
Sprint Paranet Inc                                                 NA           1,146
Staffmark                                                          NA             994
Telephone & Computer Wiring                                        NA             116
Teraquest Metrics Inc                                              NA             182
Transform It Inc                                                   NA             255
Tri Com Technical Services                                         NA             130
TRW Inc                                                            NA              42
Ultimate Marketing Inc                                             NA           1,348
VLFR Consulting Service Inc                                        NA             104
Wooley Contract Services Inc Wcs Inc                               NA              48
Others (115)                                                       NA             204
                                                                             --------
                                                      Total                  $ 26,617
                                                                             --------
                                     20 - I

                     ANNUAL REPORT OF ENTERGY SERVICES, INC.

                      For the Year Ended December 31, 1998

                            Outside Services Employed

                                  (In Thousands)

                                                              Relationship
                                                            "A" - Associate
                                                              "NA" - Non
           From Whom Purchased*                                Associate       Amount

OUTSIDE SERVICE - OTHER
American Building Maintenance                                     NA           $    210
American Citadel Guard Inc                                        NA                178
American Express                                                  NA                 48
American Payment Systems Inc                                      NA                 26
Arthur D Little Inc                                               NA                 60
Banctec Service Corp                                              NA                 88
Barts Office Furniture Repairs Inc                                NA                142
Bayou Cadd Inc                                                    NA                 33
Broom Parrott & Assoc                                             NA                 36
Central Ms Telephone Service                                      NA                 38
Computer Conditioning Corp                                        NA                 29
Control Data Corp                                                 NA                 74
Corp Express Delivery Systems                                     NA                256
Corporate Express Delivery Sys Tem                                NA                618
Crown Electric Inc                                                NA                 47
Crown Roofing Services Inc                                        NA                113
CS & Associates                                                   NA                 52
Dan Gray Consulting Inc                                           NA                113
Dana Corporation                                                  NA                173
Electrical Engineering Professional Services Inc                  NA                109
Electronic Systems Usa Inc                                        NA                 44
Fitness Expo                                                      NA                 62
Fluor Daniel Inc                                                  NA                434
Frost Barber Inc                                                  NA                197
Fuelman                                                           NA                225
Goldman Sachs & Co                                                NA                 69
Harris Canada                                                     NA                 31
Harvey Construction Co Inc                                        NA                 42
HB Neild & Sons Inc                                               NA                147
Health Fitness Corp                                               NA                 91
Herbert Odonnell Inc                                              NA                 84
Hy Tech Roofing Services Inc                                      NA                 76
Independent Consultant Services Inc                               NA                 25
Interactive Systems Intl                                          NA                 36
Irby Construction Co Corp                                         NA                 55
Jackson Communications Inc                                        NA                 54
Johnson Bailey Henderson Mcneel                                   NA                194
Landis & Gyr Energy Management Inc                                NA                224
Landis & Staefa                                                   NA                 48
Lantrip Construction Co Inc                                       NA                 93
Laser Cartridge Rechargers Inc                                    NA                 34
Linesoft                                                          NA                610
Looney & Assoc                                                    NA                 40
Lumberton Tower Service Lts Inc                                   NA                 29
Mail Box Inc                                                      NA                137

                                   20 - J

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1998

                      Outside Services Employed

                           (In Thousands)

                                                               Relationship
                                                              "A" - Associate
                                                                "NA" - Non
        From Whom Purchased*                                    Associate        Amount
Main                                                                NA           $     70
Malouf Construction                                                 NA                 61
Management 21 Inc                                                   NA                152
Marriott Hotel Services Inc                                         NA              1,010
Marvin Electric Service Inc                                         NA                204
Master Mechanical Contractors Inc                                   NA                251
Montgomery Elevator Co                                              NA                 39
Motorola Communications & Elec Tronics Inc.                         NA                 61
Nec America Inc                                                     NA                 38
Nolan Battery Co Inc                                                NA                 51
Nolmar Servicemaster                                                NA                192
Office Depot                                                        NA                 45
Opex Corp                                                           NA                 49
Otcs Inc Telecommunication & Cabling Sv                             NA                 27
Periphonics Corp                                                    NA                156
Pinkerton Security & Investigation Services Corp                    NA                 88
Quality Technical Services Inc                                      NA                 73
Quick Courier Services Inc                                          NA                171
Reed Service Co Inc                                                 NA                 26
Research Electronics Intl Llc                                       NA                 42
Riverbend Moving & Storage                                          NA                 71
Servicemaster Of New Orleans                                        NA                 71
Shimon Awerbuch Phd                                                 NA                652
Sun Interiors Ltd                                                   NA                 85
System Management Software Inc                                      NA                 99
Tlg Services Inc                                                    NA                 32
Todays Office                                                       NA                131
Todd Electric Inc                                                   NA                220
Tomba Communications & Electro Nics Inc                             NA                 72
Total Safety                                                        NA                 54
Turf Scape Weed Control Inc                                         NA                 44
Tx Industrial Contractors Inc                                       NA                151
Vanstar Corp                                                        NA                176
Vegetation Management Specialist Inc                                NA                 25
Vinson Guard Service Inc                                            NA                335
Wackenhut Corp                                                      NA                 29
Williamson & Son Janitorial Services Inc                            NA                 30
Others (501)                                                        NA              1,290
                                                                                 --------
                                                    Total                         $11,897
                                                                                 --------

                                                 Grand total                     $115,966
                                                                                 --------

* The activity shown here may be duplicated in the "Other Deductions -
  Account 426.5" Schedule or the "General Advertising Expenses
  - Account 930.1" Schedule.

                              20 - K

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1998

                   Employee Pensions and Benefits

                            (In Thousands)

Instructions:
  Provide a listing of each pension plan and benefit program provided by the service company. Such listing should be limited to $25,000.

                       Description                             Amount

Medical & Other Benefits Under Flex Benefit Programs         $    14,917
Savings Plan                                                       4,237
Pension Plans                                                     14,797
Employee Meetings/Functions/Awards                                 2,291
Educational Reimbursement                                            434
Post Retirement Plan Benefits                                      8,153
Executive Supplemental Pension                                     4,334
Employee Stock Investment Plan                                       894
Other                                                                119
                                                             -----------
                                            TOTAL            $    50,176
                                                             ===========


                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1998

             General Advertising Expenses - Account 930.1

                            (In Thousands)

Instructions:
  Provide a listing of the amount included in Account 930.1, "General
  Advertising Expenses," classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

              Description                              Name of Payee Amount*                 Amount
Advertising in Newspapers, periodicals,  Amos Tuck School Of Business Admin                  $     4
          billboards, radio, etc.        Archbishop's Community Appeal                             5
                                         Chemekete Recreational Club Inc                           8
                                         Cleco Corporation                                         6
                                         Clout Ministerial Alliance Inc                            8
                                         Coogan Crawford & Assoc Inc                              29
                                         Edies Popped Corn                                         3
                                         Gulf South Minority Supplier Development Council          8
                                         Hands Inc                                                 8
                                         Hearst Corp                                               5
                                         JWG Assoc Inc                                            31
                                         La Assn Of Broadcasters                                   4
                                         La Tech University                                        4
                                         Le Meridien New Orleans                                   8
                                         Minority Business News USA                                5
                                         New Orleans Saints                                        8


                                   21 of 27 Pages

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1998

            General Advertising Expenses - Account 930.1

                           (In Thousands)

                 Description                               Name of Payee Amount*                Amount
Advertising in Newspapers, periodicals,        New Orleans Zephyrs Baseball                      $   52
          billboards, radio, etc.              Nokia Sugar Bowl                                      11
                                               Systems Consultants Assoc Inc                          5
                                               Times Picayune                                         8
                                               US West Education Foundation                          10
                                               VCI Intl                                              21
                                               Veterans Observer                                      4
                                               WWL AM Sinclair Radio of N. O.                        67


Advertising Matter such as Posters, Bulletins  American Productivity & Quality Center Inc             8
          booklets and related items           Photo Images, Inc.                                     4
                                               Solitaire Corp                                        18


Fees and expenses of advertising agencies and  Independent Media Sales & Svcs                         5
     commercial artists                        J Walter Thompson USA Inc                            135
                                               J&J Specialty Advertising                             16
                                               Joe Gould Advertising Specialties Inc                 35
                                               Media Vision                                          44
                                               Silas Cooper Iii & Atty Silas Cooper Jr               76
                                               Thoma & Thoma Creative Service                        10
                                               White Advertising Specialty Inc                       13


Printing of Booklets, Dodgers, Bulletins, etc. Harvey Press Inc                                      97
                                               Mail Tech Inc                                         34
                                               McKenna Publishing Co                                  6
                                               Towery Publishing Inc                                  3


Supplies & Expenses in Preparing Advertising   Atlantic Envelope                                      4
          Materials                            Ikon Office Solutions                                  4
                                               Jon D Kennedy                                          9


Employee expenses                              Payroll                                               15

Others                                         Others (219)                                         158
                                                                                                -------
                                               TOTAL                                            $ 1,016
                                                                                                =======
* The activity shown here may be duplicated in the "Outside
  Services Employed" Schedule.



                                  21 - A


                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1998

                      Miscellaneous General Expenses

                             (In Thousands)

Instructions:
  Provide a listing of the amount included in "Miscellaneous General Expenses," classifying such expenses according to their nature. Payments and expenses permitted by Section 321(b)(2) of the Federal Election Campaign Act, as amended by Public Law 94-283 in 1976 (2 U.S.C.
  SS441(b)(2)) shall be separately classified.

                       Description                            Amount

Employee development                                         $    2,281
Employee relocation and outplacement                              6,073
Applicant expenses                                                2,179
Industry Association Dues / Corporate Memberships                 4,537
Other corporate expenses                                            504
                                                              ---------
                                                     TOTAL    $  15,574
                                                              =========

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 1998

                               Rents

                          (In Thousands)

Instructions.
  Provide a listing of the amount included "Rents," classifying such expenses by major groupings of property, as defined in the account definition of the Uniform System of Accounts.

                     Type of Property                         Amount

Building & Property                                          $   24,262
Equipment & Facilities                                            3,825
Computer hardware                                                 7,046
Computer software                                                 1,124
                                                             ----------
                                                     TOTAL   $   36,257
                                                             ==========


                             22 of 27 pages

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1998

                    Taxes Other Than Income Taxes

                          (In Thousands)

Instructions:
  Provide an analysis of "Taxes Other Than Income Taxes." Separate the analysis into two groups: (1) other than U.S. Government taxes, and
  (2) U.S. Government taxes. Specify each of the various kinds of taxes and show the amounts thereof. Provide a subtotal for each class of tax.

               Kind of Tax                                 Amount

Taxes Other Than U.S. Government Taxes
     Property taxes                                      $    2,517
     Unemployment taxes                                         629
     Other taxes                                                (34)
                                                         ----------
                                                  Total  $    3,112
                                                         ----------
U.S. Government Taxes
     FICA taxes                                          $   15,115
     Unemployment taxes                                         209
                                                         ----------
                                                  Total  $   15,324
                                                         ----------

                                                  TOTAL  $   18,436
                                                         ==========

                  ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 1998

                       Donations - Account 426.1

                             (In Thousands)

Instructions:
  Provide a listing of the amount included in Account 426.1, "Donations," classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be in lieu of details.

         Name of Recipient                            Purpose of Donation                   Amount
Donations:
University of Texas at Austin         Ctr of Bus. Measurement and Assurance Services       $       50
University of Arkansas                College of Business Administration - MBA Program              6
Southern Republican Leadership Conf.  Corporate Sponsor                                             5
Others (20)                                                                                         9


Employee Services:
Manage Contributions                                                                               79
Accrual of Incentive Compensation                                                                   3

                                                                                           ----------
                                                                                   TOTAL   $      152
                                                                                           ==========

                                23 of 27 pages



             ANNUAL REPORT OF ENTERGY SERVICES, INC.

              For the Year Ended December 31, 1998

                Other Deductions - Account 426.5

                          (In Thousands)

Instructions:
  Provide a listing of the amount included in Account 426.5, "Other
  Deductions," classifying such expenses according to their nature.

         Description                           Name of Payee *                         Amount
Restructuring Costs-          Public Strategies, Inc.                               $     402
Transition to Competition     Association of Electric Companies of Louisiana              379
                              Association of Electric Companies of Texas, Inc.            318
                              Consumers First                                             282
                              Alliance for Competitive Electricity Ace                    160
                              R. Duffy Wall & Associates                                  154
                              MCS Group                                                   149
                              Baker & Botts LLP                                           130
                              Cranford Johnson Robinson Woods                              90
                              VCI International                                            76
                              Don F. Cass                                                  69
                              Burson Marsteller                                            65
                              JA Wright & Associates, Inc.                                 63
                              Sherri McConnell, Inc.                                       61
                              TX Perspectives, Inc.                                        60
                              Frederick Schneiders Research                                59
                              Williams & Anderson Attys                                    58
                              Skadden Arps Slate Meagher & Flom                            55
                              C. Lyle Barney Consulting Service                            55
                              Johnston & Associates LLC                                    50
                              Strauss Radio Strategies, Inc.                               49
                              Southern Media & Opinion Research Inc.                       48
                              Alma M. Williams                                             44
                              Northbridge Group                                            38
                              Pittman Portis Communications                                38
                              Shipley & Associates, Inc.                                   37
                              Staffmark                                                    36
                              Repeal PUHCA Now Coalition                                   30
                              Farwell Group                                                27
                              Mid-South Communications                                     25
                              Allan Katz & Associates, Inc                                 23
                              Aura Energy Corporation                                      20
                              Group 5 West, Inc.                                           20
                              Employee Salaries                                           923
                              Restructuring Costs Accrual Reversal                       (199)
                              Various Vendors (136)                                       268







                                24 of 27 pages

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1998

                   Other Deductions - Account 426.5

                            (In Thousands)

Instructions:
  Provide a listing of the amount included in Account 426.5, "Other Deductions," classifying such expenses according to their nature.

         Description                 Name of Payee *              Amount

Governmental Affairs          Entergy Service Billings        $       29
                              Various Vendors                          6


Lobbying Expenses             Employee Expenses                       36
                              Various Vendors                          3


Manage Legal Affairs          Contract Work                         (110)
                              Employee Salaries                       17
                              Various Vendors                         11


Market Service Offers         Miscellanous General Expenses           37
                              Various Vendors                         12


Perform Executive Functions   Contract Work                           42
                              Employee Expenses                       26
                              Entergy Services Billings               38
                              Various Vendors                          1


Other Expenses                Various Vendors                        364

                                                              ----------
                                                      TOTAL   $    4,674
                                                              ==========
* The activity shown here may be duplicated in the "Outside Services Employed" Schedule.


                  ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 1998

               Schedule XVIII - Notes to Statement of Income

Instructions:
  The space below is provided for important notes regarding the statement of income or any account thereof. Furnish particulars as to any significant increases in services rendered or expenses incurred during the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

  See Notes to Financial Statements on pages 13-A thru 13-F.

                                   24-A


                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1998

                Schedule XIX - Financial Data Schedule


Item No.   Caption Heading                                                Amount
1          Net Service Company Property                                     $82,541
2          Total Investments                                                      -
3          Total Current and Accrued Assets                                 124,362
4          Total Deferred Debits                                             21,850
5          Balancing Amount For Total Assets and Other Debits                     -
6          Total Assets and Other Debits                                    228,753
7          Total Proprietary Capital                                             20
8          Total Long-Term Debt                                                   -
9          Notes Payable                                                          -
10         Notes Payable to Associated Companies                             62,156
11         Balancing Amount For Total Current and Accrued Liabilities       107,753
12         Total Deferred Credits                                            51,719
13         Accumulated Deferred Income Taxes                                  7,105
14         Total Liabilities and Proprietary Capital                        228,753
15         Services Rendered to Associate Companies                         566,384
16         Services Rendered to Nonassociate Companies                          362
17         Miscellaneous Income or Loss                                           -
18         Total Income                                                     566,746
19         Salaries and Wages                                               219,405
20         Employee Pensions and Benefits                                    50,176
21         Balancing Amount For Total Expenses                              297,165
22         Total Expenses                                                   566,746
23         Net Income (Loss)                                                      -
24         Total Expenses (Direct Costs)                                    478,425
25         Total Expenses (Indirect Costs)                                   88,321
26         Total Expenses (Total)                                        $  566,746
27         Number of Personnel End of Year                                    3,028

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 1998

                         Organization Charts


                           See page 26 - A






               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                        Methods of Allocation


                    See pages 26 - B thru 26 - C






               ANNUAL REPORT OF ENTERGY SERVICES, INC.

     Annual Statement of Compensation for Use of Capital Billed


                              - None -




                           26 of 27 pages

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 1998

                         Organization Charts



Chairman

     Chief Administrative Officer, Human Resources & Admin, and Information
      Technology
          External/Governmental Affairs
          Communications
          Legal
          Human Resources & Administration
          Information Technology

     Finance
          Financial Transaction Center
          Tax
          Planning, Control & Reporting
          Chief Financial Officer

     Retail Services

     Domestic Operations

     Nuclear

     Regulated Operations

     Non-Regulated Operations




                               26 - A

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 1998

                        Methods of Allocation

Note: Each allocation formula is based on data relevant to the participating Legal Entity.

Energy Sales
   Based on total kilowatt-hours of energy sold to consumers

Customers
   Based  on  a  twelve  month  average of  Residential,  Commercial,
   Industrial,    Government   and   Municipal    general    business
   electric/gas customers.

Employees
   Based on the number of full time employees at year-end.

Responsibility Ratio
   The Responsibility Ratio of a company is the ratio of the company's load at time of system peak load. The peak load is the average of the twelve monthly highest clock hour demands in kilowatts of the Company's interconnected system, occurring each month coincident with the System peak load, during the twelve month period ending with the current month.

Composite - Energy Sales, Customers, Employees and
 Capability/Responsibility Ratio
   Based on four components with equal weighting to each: kilowatt-hour energy sales, average customers, number of employees and capability responsibility ratio.

Composite - Transmission, Distribution/Customer Service
   Based on four components of equal weighting: kilowatt-hour energy sales; average customers; number of distribution and customer service/support employees; and the Transmission/Substation Composite Allocation Method

Transmission Line Miles
   Based on the number of miles of transmission lines, weighted for design voltage. (Voltage < 500kv = 1, Voltage >= 500kv = 2)

Substations
   Distribution Substations is based on the number of high voltage substations weighted for voltage. (Voltage < 500kv = 1, Voltage >= 500kv = 2)

Composite - Transmission Line Miles and Substations
   Based  on  two  components: Transmission line  miles  with  a  30%
   weighting  and the number of high voltage substations with  a  70%
   weighting.

Gas Consumption
   Based on the volume of natural gas consumed annually by all gas fired generating units within the Entergy system.

Income and Deduction Ratio
   Based on the previous years federal income tax return, total income plus total deductions.

Level of Service
   Based on Entergy Services' total billings to each Client Company excluding corporate overhead.

                               26 - B

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 1998

                        Methods of Allocation

System Capacity
   Based on the power level, rated in kilowatts, that could be achieved if all generating units were operating at maximum capability simultaneously.

Labor Dollars Billed
   Based on total labor dollars billed to each company.

Distribution Line Miles
   Based on the number of miles of distribution lines.

Coal Consumption
   Based on the quantity of tons of coal delivered annually to each coal plant within the Entergy System.

Accounts Payable Transactions
   Based on the number of accounts payable transactions processed annually for each Entergy System Company.

Square Footage
   Based on square footage occupied by ESI functional business units.

Insurance Premiums (Non-Nuclear)
   Based on non-nuclear insurance premiums.

Asset Records
   Based on the number of asset records at period end.

Average Outstanding Capital Expenditure Authorizations (CEAs)
   Based on a twelve-month average of outstanding CEAs.

Total Assets
   Based on total assets at period end.

Bank Accounts
   Based on the number of bank accounts at period end.

Computer Usage Composite
   Based  on  three  components:  Customers (52% weighting),  General
   Ledger   Transactions   (29%   weighting)   and   Employees   (19%
   weighting), with weighting based on historical usage.

General Ledger Transactions
   Based on the number of general ledger transactions for the period.

Customers and Employees Combination
   Based on the equal weighting of a twelve-month average of residential, commercial, industrial, government, and municipal general business electric and gas customers and on the number of full-time employees at period end.

                               26 - C

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 1998

                              Appendix

            Information in Compliance With Item 4 of SEC
                   Letter Dated December 29, 1986

                           (In Thousands)


Cost of services charged to project codes established to track cost of functions performed by System Fuels, Inc. (SFI) personnel transferred to Entergy Services, Inc. (Entergy Services).
                                                                   Amount
Direct Cost:
    Labor and related cost                                           $59
    Other direct cost                                                 18
Indirect cost                                                         13
                                                                     ---
    Total                                                             90
                                                                     ---

Cost of services charged to project codes not related to the
transfer of SFI personnel                                            972
                                                                     ---

Total cost of services performed by Entergy Services and
 billed to SFI                                                    $1,062
                                                                  ======

Amounts billed to Operating Companies for Fuel Oil Program*         $574

Deferred Cost/Services                                                 -

Charged to Nuclear Fuel Inventory                                    488

Charged to Gas and Oil Development and Production Program              -
                                                                  ------

Total                                                             $1,062
                                                                  ======

* Amounts charged to the Fuel Oil Program as a component of period cost. For 1998, based on monthly averages, period costs were allocated 9% to Entergy Arkansas, Inc. (EAI), 54% to Entergy Louisiana, Inc. (ELI), 27% to Entergy Mississippi, Inc. (EMI), and 10% to Entergy New Orleans, Inc. (ENOI).



                               26 - D

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 1998

                              Appendix

            Information in Compliance With Item 4 of SEC
                   Letter Dated December 29, 1986

Allocation of Indirect Cost

Indirect cost is comprised of labor loading and variable overhead. The labor loading and variable overhead are allocated to Service Requests on the basis of labor dollars charged to each Service Request.

Fuel Department Cost

The labor costs of Entergy Services personnel performing work for SFI are recorded by a process similar to all other costs incurred by Entergy Services. Various Project Codes have been established at Entergy Services to track the cost of functions performed by Entergy Services personnel for SFI matters which are billed 100% to SFI.

Services Provided

The Management Accounting (MA) Department provides accounting services to SFI in the following areas: financial and operating information services, accounting services relative to SFI's owned and leased properties, fuel oil inventory accounting, nuclear fuel inventory accounting, disbursements of royalties and revenues to joint venture partners, billing of fuels and services provided to the Operating Companies, assist in the coordination and preparation of budgets and forecasts for SFI, and providing data required by various regulatory and other agencies. Source Systems provides accounts payable services.

The Energy Management Organization (EMO) provides services that include operation and supervision and maintenance of fuel oil facilities.

Changes in Organization

As previously reported, the System's fuel planning and procurement administration was reorganized during 1988, which redefined the fuels management roles and placed the responsibility for most fuel procurement decisions with the Entergy Corporation System Executives.

In general, the Operating Companies execute and administer power plant gas and coal contracts under an acquisition and administration policy. Financing nuclear fuel inventory and fuel oil inventory and facilities, and accounting functions related to these continuing activities are still performed by Entergy Services personnel.




                               26 - E

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                          Signature Clause

      Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.


                                    Entergy Services, Inc.
                                   (Name of Reporting Company)



                              By:   /s/ Nathan E. Langston
                                      (Signature of Signing Officer)


                              Nathan E. Langston
                              Vice President and Chief Accounting Officer
                              (Printed Name and Title of Signing Officer)


Date: April 23, 1999






                           27 of 27 pages